EXHIBIT 1.1

April 9, 1996


Mr. William R. Stow
Chief Executive Office
StarBase Corporation
18872 MacArthur Boulevard
Suite 300
Irvine, California 92715


Re:  StarBase Corporation Engagement Letter


Dear Mr. Stow:

     This letter confirms our understanding that StarBase Corporation (which together with its affiliates is hereinafter referred to as the "Company") has engaged Dabney/Resnick, Inc. ("DR") to act as agent to the Company in connection with the private placement of up to $5.5 million of equity securities (the "Securities") constituting a unit (each a "Unit") comprised of 1 share of common stock of the Company and 1 warrant (the "Warrants") to purchase 1 share of common stock of the Company on a best efforts basis (the "Financing") at a price equal to $3.00 per Unit in compliance with Section 4(2) of the Securities Act of 1933, as amended (the "Act"), and other federal and state securities laws. The warrants will be exercisable at a price of $2.00 until January 31, 1997 and $2.50 until January 31, 1998. In addition, a majority of the warrant holders of the Company will have 2 demand registration rights. The Company also agrees to use its best efforts to register the Warrants and underlying shares prior to September 25, 1996. It is understood and agreed that $800,000 of additional Securities (the "Additional Securities") will be sold either directly by the Company or through other agents and DR shall not be entitled to any compensation in respect of such Additional Securities.

     Section 1. Services to be Rendered. In connection with this engagement, DR's services to the Company will include: (i) assistance in the preparation of a private placement memorandum (which, together with the appendices and exhibits thereto and any amendments or supplements thereto, is herein referred to as the "Offering Materials"); (ii) identifying and contacting selected qualified purchasers all of whom shall be "accredited investors", as such term is defined in Regulation D promulgated under the Act, (the "Purchasers") of the proposed Financing and furnishing them, on behalf of the Company, with copies of the Offering Materials; and (iii) assistance to you in structuring and negotiating the Financing. Nothing contained herein constitutes a commitment on the part of DR to purchase any of the securities comprising the Financing.

     Section 2. Compensation. As reasonable compensation for services to be provided by DR hereunder, the Company agrees to pay to DR (i) a cash free equal to 10.0% of the dollar amount of the Securities sold as part of the Financing excluding the amount of Additional Securities sold (the "Cash Fee"); and (ii) warrants (having the same terms as the Warrants comprising a Unit) to purchase a number of shares equal to 120,000 times a fraction the numerator of which shall be the total dollar amount of Securities sold by DR in the financing and the denominator of which shall be $5.5 million (such warrants shall have standard anti-dilution protection).

Mr. William R. Stow
StarBase Corporation
April 9, 1996
Page 2




All such fees will be payable out of the proceeds of the proposed Financing and shall be payable upon the consummation of the Financing. Upon consummation of the Financing, the Company agrees to reimburse DR for all reasonable out-of-pocket expenses incurred by DR in connection with the engagement hereunder, DR shall advise StarBase in advance before incurring any such out-of-pocket expense in excess of $5,000. Dr. will be paid a cash advance of $15,000 upon execution of this agreement. Such cash advance will be used by DR to defray its reasonable out-of-pocket expenses (including DR's reasonable legal fees) and any unused amount will be returned to the Company upon the closing of the Financing. DR will notify the Company when such expenses exceed $25,000. Further, the Company will be responsible for all other expenses associated with the Financing, including, but not limited to, its own accounting and legal fees, printing and travel costs. Reimbursement of such out-of-pocket expenses will be paid to DR promptly by the Company at the earlier of the Closing of the Financing or the termination of DR hereunder upon presentation to the Company of an itemized invoice of DR whether or not the proposed Financing is consummated.

     As DR will be acting on your behalf, the Company agrees to the indemnification and other obligations set forth in Schedule 1 attached hereto, which Schedule is an integral part hereof and incorporated by reference herein.

     Section 3. Term of Engagement. This Agreement and the retention of DR hereunder may be terminated by either party hereto upon 1 (one) business day prior written notice if the Financing is not consummated within thirty (30) days after delivery to DRF by the Company of the initial completed private placement memorandum. Upon any termination or expiration of this Agreement, DR will be entitled to prompt reimbursement of all out-of-pocket expenses described above. Sections 2 (to the extent provided in the immediately following paragraph), 3, 5, 6, 9, 10, 11, and 12 of this Agreement and the indemnity and other provisions contained in Schedule 1 will also remain operative and in full force and effect regardless of any termination or expiration of this Agreement.

     In addition, if at any time prior to 12 months after the termination of this Agreement (unless this Agreement is terminated by DR) prior to completion of the Financing, the Company enters into a financing transaction or transactions with proposed Purchasers introduced to the Company by DR and the Company completes a financing of the Company with such Purchasers, DR, in addition to any fee and expense reimbursement otherwise owing pursuant to
Section 2 of this Agreement, shall be entitled to payment in full of the compensation described in Section 2 of this Agreement with respect to such financing transaction or transactions.

     Section 4. Cooperation. To the extent possible, the Company will furnish DR with all financial and other information and data as DR believes appropriate in connection with its activities on the Company's behalf, and shall provide DR full access to its officers, directors, employees and professional advisors. In addition, the Company with the assistance of DR will be responsible for preparing the Offering Materials relating to the proposed Financing. The Company agrees that it and its counsel will be solely responsible for ensuring that the Financing and the Offering Materials comply in all respects with the applicable law, except with regard to statements or representations with regard to DR. The Company, to the extent possible, authorizes DR to transmit the Offering Materials to qualified prospective Purchasers of the proposed Financing. The Company will also cause to be furnished to DR at the closing copies of such agreements, opinions, certificates and other documents delivered at the closing as DR may reasonably request. The Company will promptly notify DR if it learns of any material inaccuracy or misstatement in, or material omission from, any information theretofore delivered to DR. DR represents that it is a registered broker dealer, as defined by the NASD, permitted to act as agent in the private placement of the Securities.

Mr. William R. Stow
StarBase Corporation
April 9, 1996
Page 3



The Company recognizes and confirms that DR, in connection with performing its services hereunder: (I) will be relying without independent investigation upon all information that is available from public sources or supplied to it by or on behalf of the Company, or its advisors, (ii) shall not in any respect be responsible for the accuracy or completeness of, or have any obligation to verify, the same, (iii) will not conduct any appraisal of any assets of the Company, and (iv) may require that the Offering Materials contain appropriate disclaimers consistent with the foregoing. The Company recognizes and confirms that DR will be relying on the Company for the information that it will be providing to DR.

     The Company has not taken, and will not take, any action, directly or indirectly, so as to cause the Financing to fail to be exempt from the registration requirements of the Act.

     Section 5. Confidentiality. The Company agrees that any advice, written or oral, provided by DR pursuant to this Agreement will be treated by the Company as confidential, will be solely for the information and assistance of the Company in connection with its consideration of a transaction of the type referred to in Section 1 of this Agreement and will not be used, circulated, quoted or otherwise referred to for any other purpose, nor will it be filed with, included in or referred to, in whole or in part, in any registration statement, proxy statement or any other communication, whether written (including, without limitation, the Offering Materials) or oral, prepared, issued or transmitted by the Company or any affiliate, director, officer, employee, agent or representative of any thereof, without, in each instance, DR's prior written consent, which consent shall not be unreasonably withheld or delayed.

     Further, in connection with this engagement of DR, it is contemplated that the Company will supply to DR certain non-public or proprietary information concerning the Company ("Confidential Information"). The Company agrees to use its best efforts to appropriately mark as confidential all such Confidential Information which is delivered to DR in written form DR shall use the Confidential Information solely for the purposes of rendering services pursuant to and in accordance with this Agreement and shall not, without the prior written consent of the Company, which consent shall not be unreasonably be withheld or delayed disclose any Confidential Information to any person or entity, other than its officers, directors, employees and outside advisors with a need to know the Confidential Information in connection with the contemplated Financing; provided however, that the foregoing shall not apply to any portion of the Confidential Information which becomes publicly available other than as a result of the breach of DR's undertakings hereunder, or that which DR is required to disclose by judicial or administrative process in connection with any action, suit, proceeding or claim.

	Section 6. Conflicts. The Company acknowledges that DR and its affiliates may have and may continue to have investment banking and other relationships with parties other than the Company pursuant to which DR may acquire information of interest to the Company. DR shall have no obligation to disclose such information to the Company, or to use such information in connection with any contemplated financing. The Company recognizes that DR is being engaged hereunder to provide the services described above only to the Company and is not acting as an agent or a fiduciary of, and shall have no duties or liability to, the equity holders of the Company or any third party in connection with its engagement hereunder, other than its obligations to the Company hereunder all of which are hereby expressly waived to the extent permitted under applicable law. No one other than the Company is authorized to rely upon the engagement of DR hereunder or any statements, advice, opinions or conduct by DR.

Mr. William R. Stow
StarBase Corporation
April 9, 1996
Page 4



     Section 7. Exclusivity. The Company agrees that neither the Company nor its affiliates or any other financial advisor is or will be authorized by it during the term of this Agreement to perform services on its behalf of the type which DR is authorized to perform hereunder. Except as otherwise provided in Section 2 and the first paragraph hereof, no fee payable to any other financial advisor (other than fees of the financial advisor related to the sale of the Additional Securities) either by the Company or any other entity shall reduce or otherwise affect the fees payable hereunder to DR.

     Section 8. Public Announcements. DR shall have the right to place announcements and advertisements in financial and other newspapers and journals, at it s own expense, describing their services in connection with the Financing, provided that DR obtains the Company's prior written consent, which consent will not be unreasonably withheld or delayed.

     Section 9. Complete Agreement: Severability: Amendments: Assignment. This Agreement together with the schedule attached hereto embodies the entire agreement and understanding between the parties hereto and supersedes any prior agreements and understanding s relating to the subject matter hereof.
If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect or any other provision of this Agreement, which will remain in full force and effect. This Agreement may not be amended or otherwise modified or waived except by an instrument in writing signed by both DR and the Company. This Agreement may not be assigned by either party without the prior written consent of the other party.

     This Agreement shall be binding upon and inure to the benefit of the Company, DR, each Indemnified Person (as defined in Schedule 1 h3435o) and their respective successors and assigns.

     Section 10. Breakup Fee. If DR presents the Company with bona fide proposals from purchasers who are qualified purchasers prior to termination of this Agreement to complete the Financing at the price indicated in the first paragraph of this Agreement and the Company elects not to complete the Financing, DR shall be entitled to the compensation set forth in Section 2 in addition to any other compensation or expense reimbursement then due.

     The Company recognizes and agrees that should the Company elect to accept and close a Financing on any terms with DR, DR shall still be entitled to its full fees and expenses as set forth in Section 2 and in the first paragraph of this section.

     Section 11. Future Financing. The Company agrees that consistent with the letter agreement between the Company and DR dated January 30, 1996 (the "January 30, 1996 Letter Agreement"), if the Company completes the Financing with Purchasers proposed by DR hereunder, than through the period ending on July 31, 1997, DR shall have the right to act as a placement agent and/or co-manager in connection with any financing (excluding bank lines of credit and similar borrowing arrangements and any financing undertaken by the Company on terms reasonably acceptable to the Company. The Company agrees that it will obtain DR's written consent prior to engaging the services of any other entity to act as a co-placement agent, co-manager or lead manager in connection with any such financing, which consent shall not be unreasonably withheld or delayed. The Company and DR shall negotiate in good faith the

Mr. William R. Stow
StarBase Corporation
April 9, 1996
Page 5



terms of any engagement letter with respect to any such financing which engagement letter shall specify compensation (which shall include fees to DR equal to or greater than the fees paid to the lead and other co-managers), reimbursement for expenses, indemnification and such other terms and provisions as are generally contained in such letters provided that if the Company shall have reasonably and in good faith chosen another entity as the lead manager for such financing, DR shall be required to accept the terms of the engagement letter that have been negotiated by the Company and lead manager so long as the fees to DR are equal to or greater than the fees paid to any of the lead managers. Upon the execution and delivery of this Agreement the January 30, 1996 Letter Agreement shall automatically become null and void.

     Section 12. Governing Law: Forum. This Agreement will be governed by, and construed in accordance with, the laws of the State of California applicable to agreements made and to be performed entirely in such state.
Each of the Company and DR agree that any action or proceeding based hereon, or arising out of DR's engagement hereunder, shall be brought and maintained exclusively in the courts of the State of California or in the United States District Court for California. The Company and DR each hereby irrevocably submit to the jurisdiction of the courts of the State of California and of the United States District Court of California for the purpose of any such action or proceeding as set forth above and irrevocably agree to be bound by any judgment rendered thereby in connection with such action or proceeding. Each of the Company and DR hereby irrevocably waive, to the fullest extent permitted by law, any objection which it may have or hereafter may have to the laying of venue of any such action or proceeding brought in any such court referred to above and any claim that any such action or proceeding has been brought in an inconvenient forum. The Company (for itself, anyone claiming through it or its name, and on behalf of its equity holders) and DR each hereby irrevocably waive any right they may have to a trial by jury in respect of any claim based upon or arising out of this Agreement or the proposed Financing contemplated hereby.

     Please confirm that the foregoing correctly sets forth our agreement by signing and returning to DR the enclosed original copy of this Agreement.

Very truly yours,

DABNEY/RESNICK, INC.

By  /s/JASON W. REESE
    ---------------------
      Jason W. Reese
      Managing Director

                                    Accepted as of the date written above,

                                    STARBASE CORPORATION

                                    By:  /s/ WILLIAM R. STOW III
                                        ----------------------------------
                                             William R. Stow, III
                                             Chief Executive Officer

Mr. William R. Stow
StarBase Corporation
April 9, 1996
Page 6


                                SCHEDULE 1

This Schedule 1 is a part of and is incorporated into that certain letter agreement (together, the "Agreement") dated April 9, 1996 by and between StarBase Corporation (the "Company"), and Dabney/Resnick, Inc. ("DR").

This Schedule will confirm that the Company agrees to indemnify and hold harmless DR and its affiliates, the respective directors, officers, and employees of DR and its affiliates and each other person, if any, controlling DR or any of its affiliates (DR and each such person and entity being referred to as an "Indemnified Person"), to the full extent lawful, from and against any losses, claims, damages or liabilities or actions (including, without limitation, shareholder actions and actions arising from the use of information contained in the Offering Materials or omissions from such materials) related to or arising out of this engagement or DR's role in connection herewith, and will pay (or, if paid by an Indemnified Person, reimburse such Indemnified Person) for all fees and expenses (including, without limitation, counsel fees) incurred by such Indemnified Person in connection with investigating, preparing or defending any such action or claim, whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party. The Company will not, however, be responsible for any claims, liabilities, losses, damages or expenses which result from any compromise or settlement not approved by the Company or which result primarily from the fraud, willful misconduct or gross negligence or any Indemnified Person. The Company also agrees that no Indemnified Person shall have any liability to the Company for or in connection with this engagement, except for any such liability for losses, claims, damages, liabilities or expenses incurred by the Company that result from the fraud, willful misconduct or gross negligence of the Indemnified Person or the violation of any applicable law, rule or regulation. The foregoing agreement shall be in addition to any rights that any Indemnified Person may have at common law or otherwise, including, without limitation, any right to contribution. The Company's agreement to indemnify DR and other Indemnified Persons pursuant to this letter shall not be disclosed publicly or made available to third parties by either party hereto without the other party's prior written consent.

If any action or proceeding is brought against any Indemnified Person in respect of which indemnity may be sought against the Company pursuant hereto, or if any Indemnified Person receives notice from any potential litigant or a claim which such person reasonably believes will result in the commencement of any such action or proceeding, such Indemnified Person shall promptly notify the Company in writing of the commencement of such action or proceeding, or of the existence of any such claim, but the failure so to notify the Company of any such action or proceeding shall not relieve the Company from any other obligation or liability which it may have to any Indemnified Person otherwise than under this Agreement or with respect to any other action or proceeding. In case any such action or proceeding shall be brought against any Indemnified Person, the Company shall be entitled to participate in such action or proceeding with counsel of the Company's choice, or compromise or settle such action or proceeding, at its expense (in which case the Company shall not thereafter be responsible for the fees and expenses of any separate counsel retained by such Indemnified Person); provided, however, that such counsel shall be satisfactory to the Indemnified Person in the exercise of its reasonable judgment. Notwithstanding the Company's election to assume the defense of such action or proceeding, such Indemnified Person shall have the right to employ separate counsel and to participate in the defense of such action or proceeding, and the Company shall bear the reasonable fees, costs and expenses of such separate counsel (and shall pay such fees, costs and expenses at least quarterly), if (I) the use of counsel chosen by the Company to represent such Indemnified Person would, in the reasonable judgment of the Indemnified Person, present such counsel with a conflict of interest; (ii) the defendants in, or targets of, any such action or proceeding include both an Indemnified Person and the Company, and such Indemnified Person shall have reasonably concluded that there may be legal defenses available to it or to other Indemnified Persons which are different form or additional to those available to the Company (in which case the Company shall not have the right to direct

Mr. William R. Stow
StarBase Corporation
April 9, 1996
Page 7



the defense of such action or proceeding on behalf of the Indemnified Person);
(iii) the Company shall not have employed counsel satisfactory to such Indemnified Person to the exercise of the Indemnified Person's reasonable judgment to represent such Indemnified Person within a reasonable time after notice of the institution of such action or proceeding; or (iv) the Company shall authorize such Indemnified Person to employ separate counsel at the Company's expense.

     In order to provide for the just and equitable contribution, if a claim for indemnification hereunder is found unenforceable in a final judgment by a court of competent jurisdiction (not subject to further appeal), even though the express provisions hereof provide for indemnification in such case, then the Company and DR shall contribute to the losses, claims, damages, judgments, liability or costs to which the Indemnified Person may be subject in accordance with the relative benefits received by, and the relative fault of, each in connection with the statement, acts or omissions which resulted in such losses, claims, damages, judgments, liabilities, or costs. The Company agrees that a pro rata allocation would be unfair. No person found liable for a fraudulent misrepresentation or omission shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation or omission. Notwithstanding the foregoing, DR shall not be obligated to contribute to any amount hereunder that exceeds the amount of fees previously received by DR for its services to the Company.

     These indemnification provisions shall (I) remain operative and in full force and effect regardless of any termination or completion of the engagement of DR; (ii) inure to the benefit of any successors, assigns, heirs or personal representative of any Indemnified Person; and (iii) be in addition to any other rights that any Indemnified Person may have.


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